UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2026

Galaxy Gaming, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30653	20-8143439
(Commission File Number)	(I.R.S. Employer Identification No.)

6480 Cameron Street Suite 305

Las Vegas, Nevada 89118

(Address of principal executive offices)

(702) 939-3254

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock	GLXZ	OTCQB marketplace

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (d)

On October 18, 2026, Meredith Brill notified the Board of Directors (the “Board”) of Galaxy Gaming, Inc. (the “Company”) of her decision to resign as a member of the Board and as a member of the audit committee of the Board effective as of October 20, 2026. Ms. Brill’s resignation is not the result of any dispute or disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

On and as of October 21, 2026, the Board appointed John M. Boushy to the Board to serve as a Class II Director. His term as director will expire on the earlier of his failure to be elected or re-elected to the Board or termination of his service as a Director for any other reason.

Mr. Boushy, 72, brings more than 45 years of leadership experience in the gaming, hospitality, technology and entertainment industries. He is the Founder and Managing Member of Boushy Consulting, LLC since 2008, where he advises gaming operators, investors and senior executives on strategic, operational and development matters. Through his consulting practice, Mr. Boushy served in executive management roles with the parent company of The Cosmopolitan of Las Vegas, was an advisor to the Second Priority Noteholders Committee during the bankruptcy of Caesars Entertainment Operating Company, served on the board of Caesars Entertainment after its emergence from bankruptcy, and has served since 2015 as Co-Founder and Chairman of the parent company of ReelMetrics.

Prior to founding Boushy Consulting, Mr. Boushy served as Chief Executive Officer, President and Director of Ameristar Casinos, Inc. from 2006 to 2008, where he was responsible for leading all aspects of the company’s operations and growth strategy. Before joining Ameristar, he spent more than two decades with Harrah’s Entertainment, Inc., holding a series of senior executive positions including Executive Vice President of Project Development, Design and Construction, Chief Integration Officer, Chief Information Officer, and Senior Vice President of Operations, Marketing and Technology.

During his tenure at Harrah’s, Mr. Boushy oversaw enterprise-wide strategic growth initiatives, enabled by the collaboration of operations, marketing, and information technology; led the integration of the landmark merger between Harrah’s Entertainment and Caesars Entertainment, delivering twice the proforma synergies; and directed major development and capital investment projects. He is widely recognized as an innovator in the application of technology, marketing analytics and operational excellence within the gaming industry, which powers what is now Caesars Total Rewards. Mr. Boushy has a Bachelor’s degree and a Master’s degree in mathematics from North Carolina State University.

The Company believes Mr. Boushy’s distinguished and extensive executive level corporate experience in gaming with Caesars, Ameristar and other gaming related endeavors well qualifies him to serve on the Board.

As compensation for his service on the Board, Mr. Boushy will receive the Company’s standard compensation for non-employee directors pursuant to a Board of Directors Service Agreement between the Company and Mr. Boushy, which is filed as Exhibit 10.1 hereto.

The Company also entered into an indemnification agreement with Mr. Boushy in connection with his appointment to the Board, which is filed as Exhibit 10.2 hereto.

There are no family relationships between Mr. Boushy and any director or executive officer of the Company, and there are no transactions to which the Company is a party and in which Mr. Bousy has a direct or indirect interest that would require disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Boushy and any other person pursuant to which Mr. Boushy was appointed as a Director of the Company.

Item 7.01	Regulation FD Disclosure.

On October 20, 2026, the Company issued a press release announcing the appointment of Mr. Boushy and the resignation of Ms. Brill. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 are furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

d)  Exhibits

Exhibit Number	Exhibit Title

10.1	Board of Directors Service Agreement with John Boushy

10.2	Form of Indemnification Agreement for John Boushy

99.1	Press Release of Galaxy Gaming, Inc., dated October 20, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2026

GALAXY GAMING, INC.

By:	/s/ Steve Kopjo
Steve Kopjo
Chief Financial Officer